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                                                                     EXHIBIT 6.2




                             GUARANTY FEE AGREEMENT
                             ----------------------


     THIS GUARANTY FEE AGREEMENT ("Agreement") is made as of November 1, 1995, by and PAN WESTERN ENERGY CORPORATION, an Oklahoma corporation (the "Corporation"), and SIDNEY L. ANDERSON, a resident of Tulsa, Oklahoma ("Anderson"), and is made with reference to the following:

     A. Anderson is the sole guarantor of the Corporation's indebtedness and obligations to State Bank and Trust Company, N.A., Tulsa, Oklahoma, First Bank and Trust, Wagoner, Oklahoma, and other creditors of the Corporation.

     B. The Corporation has not previously paid Anderson an annual guaranty fee. In the parties' judgment, the Corporation should pay to Anderson an annual guaranty fee so long as Anderson or any member of his immediate family is required to guaranty the Corporation's obligations to any creditors of the Corporation, including but not limited to the creditors named above.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in the Agreement, the parties agree as follows:

     1.   Guaranty Fee.  So long as Anderson is required, as a condition to the
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granting of credit or the making of loans to the Corporation, to guaranty any obligation or indebtedness of the Corporation to any creditor of the Corporation, the corporation shall pay to Anderson, annually, a guaranty fee equal to the greater of Fifteen Thousand Dollars ($15,000) or three percent (3%) of the amount guarantied by him. For the purposes of this Agreement, the amount guaranteed by Anderson shall include, without limitation, any undrawn amounts under lines of credit extended to the Corporation and any accrued interest under any outstanding loans to the extent covered by the agreements signed by Anderson guarantying such obligations or indebtedness. The guaranty fed shall be paid in cash in semi-annual installments on June 30 and December 31 of each year in which Anderson's guaranty or guarantees are outstanding.

     2.   Guaranty Fee for Amounts Guarantied by Anderson's Family Members. If
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any member of Anderson's immediate family, including his spouse or children, in any, is required by any creditor of the Corporation to separately guaranty any amounts owed to said creditor, such amounts shall be deemed to be guarantied by Anderson for the purposes of this Agreement and a guaranty fee shall be paid to Anderson in a like amount as set forth in Section 1 hereof if he is living at the time the family member's guaranty is outstanding. If he is not living at the time, the guaranty fee shall be paid to his family member. The foregoing notwithstanding, if Anderson and his family member(s) are guarantying the same indebtedness at the same time pursuant to guaranty agreements which are effective at the same time and Anderson is collecting a guaranty fee pursuant to Section l, then only one guaranty fee shall be paid in respect of
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said indebtedness. In such event, the guaranty fee shall be calculated based on the highest amount guarantied. For example, if a creditor extends $1 million there f,- and his spouse separately guarantees $500,000 of such obligations, the guaranty fee payable to Anderson shall be based on $1 million.

     3.   Miscellaneous.
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     (a)  Binding Effect.  This Agreement shall be binding upon and inure to the
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benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     (b)  Notices.  All notices given under this Agreement shall be deemed to be
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effectively given when personally delivered to the party entitled to receive the notice, or when placed in the United States mails, registered or certified, postage prepaid, at the addresses stated below:

     Anderson:           Sidney L. Anderson
                         1030 East 18th Street
                         Tulsa, Oklahoma 74120

     The Corporation:    Pan Western Energy Corporation
                         1850 South Boulder Avenue
                         Suite 300
                         Tulsa, Oklahoma 74119


Either party may change his or its address for the purpose of notice by giving notice of the change of address to the other party in accordance with the provisions of this Section.

     (c)  Waiver and Modification.  No waiver of any term or condition of this
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Agreement shall be effective unless in writing signed by the waiving party.  The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition. This Agreement may only be modified in a writing signed by both parties.

     (d)  Severability.  The invalidity or unenforceability of any provision
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hereof shall in no way affect the validity or enforce-ability of any other provision.

     (e)  Applicable Law.  The Agreement shall be governed by and construed in
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accordance with the laws of the State of Oklahoma.

     (f)  Entire Agreement.  The parties agree that this Agreement and the
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operative exhibits hereto shall be the sole agreement between the parties respecting the within subject matter. All prior written and oral agreements respecting such subject matter are superseded in full.


     (g)  Time of Essence.  Time is of the essence of this
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Agreement.

     (h)  Corporate Authority.  The Corporation represents and warrants to
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Anderson that (i) all necessary corporate and shareholder action has been taken on behalf of the Corporation to authorize the execution and delivery of this Agreement by the undersigned officer of the Corporation and the satisfaction by the Corporation of its obligations hereunder, (ii) the Corporation has the full power and authority to enter into this Agreement and to perform hereunder, and
(iii) the Corporation's execution and delivery of this Agreement does not violate or contravene any other agreement by which the Corporation is bound. These representations and warranties shall survive the Closing and all deliveries hereunder.

     (i)  Anderson's Representations and Warranties.  Anderson represents and
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warrants to the Corporation that (i) Anderson has the full power and authority to enter into this Agreement and to perform hereunder, and (ii) Anderson's execution and delivery of this Agreement does not violate or contravene any other agreement by which Anderson is bound. These representations and warranties shall survive the Closing and all deliveries hereunder.

     (j)  Counterparts.  This Agreement may be executed in any number of
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counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        CORPORATION:

                                        PAN WESTERN ENERGY CORPORATION


                                        /s/ Clayton E. Woodrum
                                        ----------------------------------------
                                        By:  Clayton E. Woodrum
                                        Executive Vice President



                                        SIDNEY L. ANDERSON

                                        /s/ Sidney L. Anderson
                                        ----------------------------------------
                                        An Individual